Exhibit 99.63

Press Release
Available for Immediate Publication: October 24, 2008

First National Bank of Northern California Reports Third Quarter 2008 Earnings of $0.36 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

          FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced operating earnings for the third quarter of 2008 of $1,047,000 or $0.36 per diluted share, compared to $1,795,000 or $0.59 per diluted share for the third quarter of 2007. Total consolidated assets as of September 30, 2008 were $660,296,000 compared to $638,528,000 as of September 30, 2007.

Financial Highlights: Third quarter, 2008
Consolidated Statement of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended September 30, 2008	Three Months ended September 30, 2007	Nine months ended September 30, 2008	Nine months ended September 30, 2007

Interest income	$9,787	$10,881	$29,815	$31,439
Interest expense	2,725	3,531	8,888	10,046

Net Interest Income	7,062	7,350	20,927	21,393
Provision for loan losses	(300)	(180)	(1,590)	(510)
Non-interest income	769	1,093	3,167	3,239
Non-interest expense	6,481	5,761	18,944	17,327

Income before income taxes	1,050	2,502	3,560	6,795
Provision for income taxes	(3)	(707)	(536)	(1,814)

Net Earnings	$1,047	$1,795	$3,024	$4,981

Basic earnings per share	$0.36	$0.60	$1.03	$1.66
Diluted earnings per share	$0.36	$0.59	$1.02	$1.64

Average assets	$661,328	$627,520	$655,178	$615,185
Average equity	$67,189	$64,940	$67,562	$63,745
Return on average assets	0.63%	1.14%	0.62%	1.08%
Return on average equity	6.23%	11.06%	5.97%	10.41%
Efficiency ratio	83%	68%	79%	70%
Net interest margin	4.75%	5.10%	4.78%	5.12%
Average shares outstanding	2,909	3,002	2,947	3,000
Average diluted shares outstanding	2,919	3,022	2,973	3,035

Consolidated Balance Sheets
(In ‘000s)

	As of September 30, 2008	Year ended December 31, 2007	As of September 30, 2007	Year ended December 31, 2006

Assets:
Cash and cash equivalents	$17,873	$15,750	$17,264	$27,022
Securities available for sale	104,489	94,432	91,127	94,945
Loans, net	489,644	489,574	486,127	419,437
Premises, equipment and
Leasehold improvements	13,378	13,686	13,604	13,476
Other real estate owned	3,819	440	—	—
Goodwill	1,841	1,841	1,841	1,841
Other assets	29,252	28,742	28,565	24,549

Total assets	$660,296	$644,465	$638,528	$581,270

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$184,014	$181,638	$179,627	$184,262
Savings and money market	181,426	181,276	189,232	162,915
Time	155,030	136,341	138,154	134,390

Total deposits	520,470	499,255	507,013	481,567
Federal Home Loan Bank advances	66,000	66,000	45,000	30,000
Federal funds purchased	—	5,595	12,620	—
Accrued expenses and other liabilities	7,275	7,070	8,859	7,640

Total liabilities	593,745	577,920	573,492	519,207
Stockholders’ equity	66,551	66,545	65,036	62,063

Total liab. and stockholders’ equity	$660,296	$644,465	$638,528	$581,270

Other Financial Information:
Allowance for Loan Losses	6,031	5,638	5,502	5,002
Nonperforming Assets	15,694	11,905	11,253	2,628
Total Gross Loans	495,675	495,212	491,629	424,439

          “Our third quarter, 2008, financial performance reflects management’s efforts to maintain our net interest margin while we continue to increase our allowance for loan losses,” stated Tom McGraw, Chief Executive Officer. During the third quarter of 2008, management recorded a provision for loan losses of $300,000 compared to $180,000 for the same period in 2007. For all of 2008, the provision for loan losses was $1,590,000, an increase of $1,080,000 when compared to 2007 levels. During 2008, our assets have grown by $15,831,000 or approximately 2% since December 31, 2007. Total deposits have increased by $21,215,000 or approximately 4% during 2008.

          “Net charge-offs during the third quarter of 2008 totaled $69,000 compared to a net recovery of $13,000 during the same period in 2007. Management is committed to maintaining our allowance for loan losses at prudent levels. Our allowance for loan losses totaled 1.22% and 1.14% as of September 30, 2008 and December 31, 2007, respectively. While it is true we operate in a difficult credit environment and there are almost daily news reports detailing the economic problems we all face, First National Bank of Northern California has continued to stay profitable, paid consistent stockholder dividends and continued to lend and gather deposits locally. Management and the board of directors have demonstrated a commitment to providing our customers a safe, local banking experience for 45 years. We are the family bank, offering deposit and loan products for individuals, businesses large and small, and local non-profit organizations that serve our community,” added Tom McGraw. During 2008, the Company has dealt with a declining interest rate environment, yet was successful in increasing net interest margin by 4 basis points during the third quarter of 2008 when compared with the second.

           “During the third quarter of 2008, the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) were placed into a government conservatorship. Prior to this action, First National Bank had a $500,000 investment in Freddie Mac equity securities and no investment in similar Fannie Mae securities. As a result of the government’s actions, we recorded an other than temporary impairment charge of $470,000 related to our Freddie Mac investment during the third quarter of 2008. Following the filing of the 2007 income tax return and the resulting reconciliation with our financial statements, we were able to record a $200,000 reduction in our third quarter 2008 income tax expense,” stated Tom McGraw.

          The Bank is well capitalized and is guided by a seasoned board of directors and management team that has worked through difficult economic times in the past. For forty-five years, First National Bank of Northern California, the family bank, has been dedicated to providing our customers and their families, our communities, and our shareholders a safe and sound local banking institution they can rely upon.

          Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.